UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On July 16, 2010, Lighting Science Group Corporation (the “Company”) executed an employment letter (the “Employment Letter”) related to the Company’s employment of Gregory Kaiser. Pursuant to the Employment Letter, Mr. Kaiser will serve as the Company’s interim Chief Financial Officer, effective as of July 28, 2010.

Mr. Kaiser’s employment under the Employment Letter is terminable at will with or without notice by the Company. The Employment Letter provides that Mr. Kaiser is entitled to an annual base salary of $200,000, a relocation allowance, a temporary housing allowance and benefits generally available to other employees of the Company. Mr. Kaiser will also be eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of Company performance and personal achievements. Upon election by the Company to convert Mr. Kaiser’s employment from interim to regular status, Mr. Kaiser will be granted stock options in an amount to be determined by the board of directors. If Mr. Kaiser’s employment is terminated by the Company for any reason other than for “cause” or as a result of a “change of control” during the initial 12 months of employment, then Mr. Kaiser would be entitled to severance pay from the Company equal to 12 weeks base salary. If terminated, after one year of employment, Mr. Kaiser would be entitled to severance pay equal to 24 weeks of his base salary. Alternatively, if Mr. Kaiser’s employment is terminated as a result of a “change of control” during the first 12 months of employment, then Mr. Kaiser would be entitled to severance pay equal to 24 weeks of his annual base salary.

A copy of the Employment Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. You are encouraged to read the Employment Letter for a more complete understanding of its terms. The foregoing description of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter.

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 28, 2010, Jonathan Cohen gave the Company notice of his intention to resign from his position as Vice President and Chief Accounting Officer of the Company effective as of September 10, 2010.

Mr. Cohen is leaving the Company for personal reasons and to pursue other opportunities. Mr. Cohen will continue to perform his duties and responsibilities and will assist Mr. Kaiser in the transition until the effective date of his registration. The Company has agreed to pay Mr. Cohen severance equal to three months of his current base salary and to accelerate vesting with respect to 100,000 of the stock options previously awarded to him, which options will remain exercisable for 30 months.

As described in Item 1.01 of this Current Report on Form 8-K, effective as of July 28, 2010, the Company appointed Gregory Kaiser as interim Chief Financial Officer of the Company, and Mr. Kaiser’s employment with the Company is subject to the Employment Letter.

Mr. Kaiser has held senior accounting positions with both publicly-traded and privately-held companies. Since 2009, Mr. Kaiser has served as Chief Financial Officer for Mycontent.com, LLC, a start-up social networking website. Prior to joining Mycontent.com, from 2003 until 2009, Mr. Kaiser held numerous financial and operational positions, including Vice President and Chief Financial Officer, with HD Supply, Inc., a $10 billion wholesale distributor serving professional customers in the infrastructure and energy, maintenance and improvement and specialty construction markets. Prior to joining HD Supply, Inc., Mr. Kaiser served as Assistant Corporate Controller for Hughes Supply, Inc., a former public company listed on the New York Stock Exchange. From 2001 until 2003, Mr. Kaiser served as Division Controller for Equitable Resources, Inc., a public company traded on the New York Stock Exchange. From 1996 – 2001, Mr. Kaiser served with the Internal Audit division of Pitt-Des Moines, Inc., and from 1994 – 1996, Mr. Kaiser served as an accountant for Deloitte & Touche LLP.

Mr. Kaiser, 38, is a Certified Public Accountant and received a bachelor’s degree from West Virginia University in Business Administration/Accounting.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit

10.1	Employment Letter, dated July 14, 2010 but effective as of July 28, 2010, between Lighting Science Group Corporation and Gregory Kaiser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: July 30, 2010	By:	/s/ John D. Mitchell, Jr.
		Name:	John D. Mitchell, Jr.
		Title:	General Counsel

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Employment Letter, dated July 14, 2010 but effective as of July 28, 2010, between Lighting Science Group Corporation and Gregory Kaiser.